Exhibit (a)(1)(D)

Offer to Purchase

All Outstanding Shares of Common Stock

of

CONCERT PHARMACEUTICALS, INC.

at

$8.00 per share, in cash, plus one non-transferable contingent value right per share, which represents the right to receive contingent payments of up to $3.50 per share, in cash, in the aggregate, upon the achievement of specified milestones, pursuant to the Offer to Purchase, dated February 2, 2023,

by

FOLIAGE MERGER SUB, INC.

a wholly owned indirect subsidiary of

SUN PHARMACEUTICAL INDUSTRIES LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON MARCH 3, 2023, UNLESS THE

OFFER IS EXTENDED OR EARLIER TERMINATED.

February 2, 2023

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated February 2, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), relating to the offer by Foliage Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Sun Pharmaceutical Industries Ltd., an entity organized under the laws of India (“Parent”), to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Concert Pharmaceuticals, Inc., a Delaware corporation (“Concert” or the “Company”), for (i) $8.00 per Share (the “Common Cash Amount”), in cash, subject to any applicable withholding of taxes and without interest, plus (ii) one non-transferable contingent value right (each, a “CVR”) per Share (the “Common CVR Amount”), subject to any applicable withholding of taxes and without interest, which represents the right to receive contingent payments of up to $3.50 per Share, in cash, in the aggregate, subject to any applicable withholding of taxes and without interest, upon the achievement of certain milestones prior to December 31, 2029 (the Common Cash Amount plus the Common CVR Amount, collectively being the “Offer Price”), in each case, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is Concert’s Solicitation/Recommendation Statement on Schedule 14D-9, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Offer.

THE BOARD OF DIRECTORS OF CONCERT HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER

We or our nominees are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1. The Offer Price is (i) $8.00 per Share, in cash, subject to any applicable withholding of taxes and without interest, plus (ii) one non-transferable CVR per Share, subject to any applicable withholding of taxes and without interest, which represents the right to receive contingent payments of up to $3.50 per Share, in cash, in the aggregate, subject to any applicable withholding of taxes and without interest, upon the achievement of certain milestones prior to December 31, 2029, in each case, upon the terms and subject to the conditions set forth in the Offer.

2. The Offer is being made for all issued and outstanding Shares.

3. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 19, 2023, as amended or supplemented, among Parent, Purchaser and Concert, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Concert, without a vote of the Company’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Concert will be the surviving corporation and a wholly owned indirect subsidiary of Parent (the “Merger”). At the effective time of the Merger, (i) each issued and outstanding Share (other than Shares (a) held in the treasury of the Company, (b) owned by Parent, any subsidiary of Parent, any subsidiary of the Company or Purchaser, (c) irrevocably accepted for payment in the Offer or (d) held by a holder who is entitled to demand and properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares and, as of the effective time of the Merger, has neither effectively withdrawn nor lost his or her rights to such appraisal and payment under the DGCL) will be automatically converted into the right to receive the Offer Price, subject to any applicable withholding of taxes and without interest, and, in the case of the Common Cash Amount, in cash, and (ii) each issued and outstanding share of Series X1 Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Shares”) (other than Preferred Shares (a) held in the treasury of the Company or (b) held by a holder who is entitled to demand and properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL and, as of the effective time of the Merger, has neither effectively withdrawn nor lost his or her rights to such appraisal and payment under the DGCL) will be automatically converted into the right to receive (1) a cash amount equal to the Common Cash Amount multiplied by 1,000, in cash, subject to any applicable withholding of taxes and without interest, plus (2) the Common CVR Amount multiplied by 1,000, subject to any applicable withholding of taxes and without interest, which represents the right to receive contingent payments of up to $3.50 per CVR, in cash, in the aggregate, subject to any applicable withholding of taxes and without interest, upon the achievement of certain milestones prior to December 31, 2029, in each case, upon the terms and subject to the conditions set forth in the Offer to Purchase. As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned indirect subsidiary of Parent.

4. The Board of Directors of Concert has unanimously recommended that stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the conditions set forth in “Section 13—Conditions of the Offer” of the Offer to Purchase.

6. The Offer and withdrawal rights will expire at one minute after 11:59 p.m., New York City time on March 3, 2023, unless the Offer is extended by Purchaser or earlier terminated. Previously tendered Shares may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment at any time, after April 3, 2023, pursuant to SEC regulations.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase

All Outstanding Shares of Common Stock

of

CONCERT PHARMACEUTICALS, INC.

at

$8.00 per share, in cash, plus one non-transferable contingent value right per share, which represents the right to receive contingent payments of up to $3.50 per share, in cash, in the aggregate, upon the achievement of specified milestones, pursuant to the Offer to Purchase, dated February 2, 2023,

by

FOLIAGE MERGER SUB, INC.

a wholly owned indirect subsidiary of

SUN PHARMACEUTICAL INDUSTRIES LTD.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 2, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), and the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), relating to the offer by Foliage Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Sun Pharmaceutical Industries Ltd., an entity organized under the laws of India, to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Concert Pharmaceuticals, Inc., a Delaware corporation, for (i) $8.00 per Share, in cash, subject to any applicable withholding of taxes and without interest, plus (ii) one non-transferable contingent value right per Share, subject to any applicable withholding of taxes and without interest, which represents the right to receive contingent payments of up to $3.50 per Share, in cash, in the aggregate, subject to any applicable withholding of taxes and without interest, upon the achievement of certain milestones prior to December 31, 2029, in each case, upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or if no number is indicated, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understand(s) and acknowledge(s) that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on the undersigned’s behalf will be determined by Purchaser in its sole discretion.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)

Account No.

Dated , 2023

Area Code and Phone Number

Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.